EXHIBIT NO. 11

                 Statement re Computation of Per Share Earnings



                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION

                    (in thousands, except per share amounts)

                                   (Unaudited)


                                                          For the Quarter Ended
                                                                 March 31,
                                                          ----------------------
                                                            1997          1996
                                                          --------      --------

Net income ..........................................     $ 17,634       $ 8,066
                                                          ========       =======

Weighted average common shares outstanding:

     Primary ........................................       50,803        50,521
                                                          ========       =======

     Fully diluted ..................................       51,947        51,704
                                                          ========       =======

Earnings per common share outstanding:

     Primary ........................................     $    .35       $   .16
                                                          ========       =======

     Fully diluted ..................................     $    .34       $   .16
                                                          ========       =======